Exhibit 21

                                  SUBSIDIARIES


                                         Jurisdiction of Incorporation or     Other Name under which
Name                                     Organization                         Business is Conducted
----------                               -------------                        ---------
U.S. Rubber Reclaiming, Inc.             Indiana                              None
Pyramid Coach, Inc.                      Tennessee                            None
Champion Trailer, Inc.                   Indiana                              None
Danzer Industries, Inc.                  Maryland                             None
United Expressline, Inc.                 Indiana                              Southwest Expressline
Obsidian Leasing Company, Inc.           Mississippi                          None